Exhibit 99.1
Foghorn Therapeutics Provides Second Quarter 2025 Financial and Corporate Update
FHD-909 (LY4050784) Phase 1 dose escalation trial in SMARCA4 (BRG1) mutated cancers, with non-small cell lung cancer (NSCLC) as the primary target population, is enrolling well and remains on track

Preclinical synergistic benefit of FHD-909 in combination with pembrolizumab and KRAS inhibitors reinforces significant potential in NSCLC

Selective CBP degrader on track for IND-enabling studies, targeting an IND in 2026

Continued progress on Selective EP300 degrader and Selective ARID1B degrader, with program updates expected in Q4 2025

Strong balance sheet with cash, cash equivalents, and marketable securities of
$198.7 million as of June 30, 2025; cash runway into 2028

CAMBRIDGE, Mass. -- (GLOBE NEWSWIRE) – August 5, 2025 -- Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a clinical-stage biotechnology company pioneering a new class of medicines that treat serious diseases by correcting abnormal gene expression, today provided a financial and corporate update in conjunction with the Company’s 10-Q filing for the quarter ended June 30, 2025. With an initial focus in oncology, Foghorn’s Gene Traffic Control® Platform and resulting broad pipeline have the potential to transform the lives of people suffering from a wide spectrum of diseases.

“We continue to make meaningful progress advancing our pipeline to treat a wide range of cancers,” said Adrian Gottschalk, President and Chief Executive Officer of Foghorn. “The FHD-909 dose escalation trial, which is part of our strategic collaboration with Lilly, is enrolling well and remains on track. Additionally, preclinical synergistic activity of FHD-909 in combination with KRAS inhibitors and pembrolizumab supports clinical exploration of FHD-909 in difficult-to-treat NSCLC.”

Mr. Gottschalk continued, “Our wholly owned selective degrader programs targeting CBP, EP300 and ARID1B, continue to advance with strong momentum. Our Selective CBP degrader has shown encouraging activity in ER+ breast cancer with potential beyond EP300-mutant tumors, and we are targeting an IND in 2026. Additionally, we anticipate program updates in the fourth quarter of 2025 for both our Selective EP300 degrader, which has shown robust anti-tumor activity across a range of hematologic malignancies, and our Selective ARID1B degrader, which has achieved selective targeted degradation. Backed by a strong balance sheet and a cash runway into 2028, we are well positioned to further advance our differentiated programs.”

Program Overview and Upcoming Milestones

FHD-909 (LY4050784). FHD-909 is a first-in-class oral SMARCA2 selective inhibitor that has demonstrated in preclinical studies to have high selectivity over its closely related paralog SMARCA4, two proteins that are the catalytic engines across all forms of the BAF complex. Selectively blocking SMARCA2 activity is a promising synthetic lethal strategy intended to induce tumor death while sparing healthy cells. SMARCA4 is mutated in up to 10% of NSCLC alone and implicated in a significant number of solid tumors.

•Phase 1 trial enrolling well and remains on track. Enrollment in the first-in-human Phase 1 multi-center trial of FHD-909 is progressing well. The trial in patients with NSCLC as the primary target population is on track, following the dosing of the first patient in October 2024.
◦At the American Association for Cancer Research (AACR) Annual Meeting in April 2025, Lilly presented, on behalf of the collaboration, the clinical study design poster for the Phase 1 trial evaluating FHD-909 in patients with SMARCA4 mutated locally advanced or metastatic solid tumors who have exhausted standard treatment options. The primary target population is NSCLC.

•Synergistic preclinical data of FHD-909 in combination with pembrolizumab and KRAS inhibitors. Preclinical data presented at AACR demonstrates enhanced anti-tumor activity of FHD-909 in combination with standard-of-care (SoC) chemotherapies, anti-PD-1 pembrolizumab and several novel KRAS inhibitors in NSCLC animal models. The combination data will inform further development plans of FHD-909.

Ongoing strategic collaboration with Lilly. Foghorn is collaborating with Lilly to develop novel oncology medicines, including a U.S. 50/50 U.S. co-development and co-commercialization agreement for its selective SMARCA2 oncology program that includes both a selective inhibitor and a selective degrader, as well as an additional undisclosed oncology target. The collaboration also includes three discovery programs from Foghorn’s proprietary Gene Traffic Control® platform.

Selective CBP degrader program. Foghorn's Selective CBP degrader selectively targets CBP in EP300-mutated cancer cells, which are found in various cancer types, including bladder, gastric, and endometrial cancers. CBP and EP300 are closely related acetyltransferases, and when EP300 is mutated, this creates a synthetic lethal relationship that the therapy exploits. Attempts to selectively drug CBP have been challenging due to the high level of similarity between the two proteins, while dual inhibition of CBP/EP300 has been associated with dose-limiting toxicities.
•Presented preclinical combination data with Selective CBP degrader in ER+ breast cancer. In April 2025, preclinical data showing Selective CBP degraders have combination benefit with approved chemotherapies and targeted agents in solid tumors beyond EP300-mutant cancers was presented as a poster at the AACR Annual Meeting.
•Synergistic combination activity demonstrated including with paclitaxel and CDK4/6 inhibitor abemaciclib in ER+ breast cancer.

•Findings support combination opportunities for selective CBP degraders in solid tumors beyond EP300-mutant cancers.
•On track for IND-enabling studies, targeting an IND in 2026.
Selective EP300 degrader program. Foghorn is developing a Selective EP300 degrader for the treatment of hematological malignancies and prostate cancer. Attempts to selectively drug EP300 have been challenging due to the high level of similarity between EP300 and CBP, while dual inhibition of CBP/EP300 has been associated with dose limiting toxicities. EP300 lineage dependencies are established in diffuse large b-cell lymphoma (DLBCL) and multiple myeloma (MM).

•Presented preclinical data showing combination with DLBCL and MM SoC in April 2025.
•Anti-tumor activity in a broad range of hematological malignancies in vitro, including DLBCL, MM, and follicular lymphoma.
•Combination of EP300 degrader with SoC in both DLBCL and MM are highly synergistic in vitro.
•Selective EP300 degradation is effective in IMiD-resistant MM cell lines.
•Program update expected in Q4 2025.

Selective ARID1B degrader program. Foghorn's Selective ARID1B degrader selectively targets and degrades ARID1B in ARID1A-mutated cancers. ARID1A is the most mutated subunit in the BAF complex and amongst the most mutated proteins in cancer. These mutations lead to a dependency on ARID1B in several types of cancer, including ovarian, endometrial, colorectal, and bladder. Attempts to selectively drug ARID1B have been challenging because of the high degree of similarity between ARID1A and ARID1B and the fact that ARID1B has no enzymatic activity to target. ARID1B is a major synthetic lethal target implicated in up to 5% of all solid tumors.

•Developed highly potent and selective binders. Preclinical data demonstrated potent and selective small molecule binders to ARID1B.
•Selective degradation of ARID1B achieved. Foghorn has successfully selectively degraded ARID1B.
•Program update expected in Q4 2025.

Chromatin Biology and Degrader Platform. Foghorn continues to advance its chromatin biology and degrader platform with investments in novel ligases, long-acting injectables, oral delivery, and induced proximity.

Second Quarter 2025 Financial Highlights

•Collaboration Revenue. Collaboration revenue was $7.6 million for the three months ended June 30, 2025, compared to $6.9 million for the three months ended June 30, 2024. The increase was driven by the continued advancement of programs under the Lilly Collaboration Agreement.

•Research and Development Expenses. Research and development expenses were $21.8 million for the three months ended June 30, 2025, compared to $23.8 million for the three months ended June 30, 2024. The decrease is attributed to a decrease in FHD-286 costs, decreases in personnel-related costs, early development and other research external costs and facilities and IT-related expenses, partially offset by an increase in Lilly-partnered programs.

•General and Administrative Expenses. General and administrative expenses were $6.9 million for the three months ended June 30, 2025, compared to $7.3 million for the three months ended June 30, 2024. This decrease was primarily due to lower consulting costs and lower facilities and IT related expenses.

•Net Loss. Net loss was $17.9 million for the three months ended June 30, 2025, compared to a net loss of $23.0 million for the three months ended June 30, 2024.

•Cash, Cash Equivalents, and Marketable Securities. As of June 30, 2025, the Company had $198.7 million in cash, cash equivalents, and marketable securities, providing cash runway into 2028.

About FHD-909
FHD-909 (LY4050784) is a potent, first-in-class, allosteric, and orally available small molecule that selectively inhibits the ATPase activity of SMARCA2 (BRM) over its closely related paralog SMARCA4 (BRG1), two proteins that are the catalytic engines across all forms of the BAF complex, one of the key regulators of the chromatin regulatory system. In preclinical studies, tumors with mutations in SMARCA4 rely on SMARCA2 for their survival. FHD-909 has shown significant anti-tumor activity across multiple SMARCA4-mutant lung tumor models.

About Foghorn Therapeutics
Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying, and validating potential drug targets within the chromatin regulatory system. The Company is developing multiple product candidates in oncology. Visit our website at www.foghorntx.com for more information on the Company, and follow us on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the Company’s ongoing Phase 1 trial of FHD-909 in SMARCA4-mutated cancers, pre-clinical product candidates, expected timing of clinical data, expected cash runway, expected timing of regulatory filings, and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks relating to our clinical trials and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31,

2024, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$198,665	$243,747
All other assets	27,571	40,235
Total assets	$226,236	$283,982
Deferred revenue, total	$266,554	$280,063
All other liabilities	36,341	49,447
Total liabilities	$302,895	$329,510
Total stockholders’ deficit	$(76,659)	$(45,528)
Total liabilities and stockholders’ deficit	$226,236	$283,982

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended June 30,
	2025	2024
Collaboration revenue	$7,557	$6,888
Operating expenses:
Research and development	21,792	23,797
General and administrative	6,862	7,325
Impairment of long-lived assets	—	2,398
Total operating expenses	$28,654	$33,520
Loss from operations	$(21,097)	$(26,632)
Total other income, net	$3,161	$3,653
Net loss	$(17,936)	$(22,979)
Net loss per share attributable to common stockholders—basic and diluted	(0.28)	(0.45)
Weighted average common shares outstanding—basic and diluted	62,978,219	51,580,310

Contact:
Karin Hellsvik, Foghorn Therapeutics Inc.
khellsvik@foghorntx.com